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FORM 3                                                     OMB APPROVAL
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                                                  OMB Number:          3235-0104
                                                  Expires:    September 30, 1998
                                                  Estimated average burden
                                                  hours per response........ 0.5
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

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1. Name and Address of Reporting Person*

 Kline         Michael        J.
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 (Last)        (First)        (Middle)

 900 East 8th Avenue, Suite 300
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               (Street)

 King of Prussia, PA          19406
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 (City)        (State)        (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)

     June 6, 1998

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3. IRS or Social Security Number of Reporting Person (Volutary)


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4. Issuer Name and Ticker or Trading Symbol

   Capital Research Group, Inc.

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5. Relationship of Reporting Person(s) to Issuer (Check all applicable)

    X  Director                          X  10% Owner
   ---                                  ---

    X  Officer                              Other
   --- (give title below)               --- (specify  below)

                           Secretary
                     ------------------------

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6. If Amendment, Date of Original (Month/Day/Year)


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7. Individual or Joint/Group Filing (Check Applicable)

     Form filed by One Reporting Person
 ---

  X  Form filed by More than One Reporting Person
 ---

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

Table 1 -- Non-Derivative Securities Beneficially Owned
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
1. Title of Security                         2. Amount of Securities  3. Ownership        4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                                   Beneficially Owned       Form: Direct        (Instr. 5)
                                                (Instr. 4)               (D) or Indirect
                                                                         (I)  (Instr. 5)
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
   Common Stock, $0.001 par value per share     1,295,432                    I               Mr. Kline is the beneficial owner of
                                                                                             the shares of common stock owned
                                                                                             beneficially by The Meribeau
                                                                                             Company International, Inc., a
                                                                                             corporation, all of the shares of
                                                                                             which are owned jointly by Michael
                                                                                             J. Kline and Alexandra Kline.





Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is  filed  by more  than one  reporting  person,  see  Instruction
5(b)(v)